As filed with the Securities and Exchange Commission on March 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILVER SPRING NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1966972
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Silver Spring Networks, Inc.

555 Broadway Street

Redwood City, California 94063

(650) 298-4200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2003 Stock Option Plan

2007 Stock Plan

2012 Equity Incentive Plan

2012 Employee Stock Purchase Plan

(Full title of the plans)

Scott Lang

Chairman of the Board, President and Chief Executive Officer

Silver Spring Networks, Inc.

555 Broadway Street

Redwood City, California 94063

(650) 298-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Robert A. Freedman, Esq. Michael A. Brown, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Richard S. Arnold, Jr., Esq. David B. Leeb, Esq. Silver Spring Networks, Inc. 555 Broadway Street Redwood City, California 94063 (650) 298-4200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
- Outstanding under the 2003 Stock Option Plan (options)	4,611,799	(2)	$21.75	(3)	$100,306,629	$13,682
- Outstanding under the 2003 Stock Option Plan (RSUs)	231,445	(4)	17.00	(5)	3,934,565	537
- Outstanding under the 2007 Stock Plan	3,818	(6)	7.50	(7)	28,635	4
- Outstanding under the 2012 Equity Incentive Plan (options)	390,825	(8)	17.00	(5)	6,644,025	907
- Outstanding under the 2012 Equity Incentive Plan (RSUs)	2,290,567	(9)	17.00	(5)	38,939,639	5,312
- Reserved for future issuance under the 2012 Equity Incentive Plan	3,714,464	(10)	17.00	(5)	63,145,888	8,614
- Reserved for future issuance under the 2012 Employee Stock Purchase Plan	400,000	(11)	14.45	(12)	5,780,000	789
TOTAL	11,642,918		N/A		$218,779,381	$29,845

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Registrant’s common stock reserved for issuance pursuant to stock options outstanding under the 2003 Stock Option Plan, as amended (the “2003 Stock Plan”), as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2003 Stock Plan, which are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2003 Stock Plan, instead will be available for issuance under the 2012 Equity Incentive Plan. See footnote 10 below.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $21.75 per share (rounded up to the nearest cent).
(4)	Represents shares of Registrant’s common stock reserved for issuance pursuant to restricted stock units outstanding under the 2003 Stock Plan as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2003 Stock Plan, which are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2003 Stock Plan, instead will be available for issuance under the 2012 Equity Incentive Plan. See footnote 10 below.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the initial public offering price of $17.00 per share of the Registrant’s common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-175393) declared effective on March 12, 2013 (the “Initial Public Offering Price”).
(6)	Represents shares of Registrant’s common stock reserved for issuance pursuant to stock options outstanding under the 2007 Stock Plan, as amended (the “2007 Stock Plan”), as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2007 Stock Plan, which are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2007 Stock Plan, instead will be available for issuance under the 2012 Equity Incentive Plan. See footnote 10 below.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $7.50 per share (rounded up to the nearest cent).
(8)	Represents shares of Registrant’s common stock reserved for issuance pursuant to stock options outstanding under the 2012 Equity Incentive Plan as of the date of this Registration Statement.
(9)	Represents shares of Registrant’s common stock reserved for issuance pursuant to restricted stock units outstanding under the 2012 Equity Incentive Plan as of the date of this Registration Statement.
(10)	Shares of common stock reserved for future issuance under the 2012 Equity Incentive Plan consist of (a) 718,608 shares of common stock reserved for future issuance under the 2012 Equity Incentive Plan and (b) 2,995,856 shares of common stock previously reserved but unissued under the 2003 Stock Plan that are now available for future issuance under the 2012 Equity Incentive Plan. To the extent outstanding awards under the 2003 Stock Plan or 2007 Stock Plan are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2003 Stock Plan or 2007 Stock Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2012 Equity Incentive Plan. See footnotes 2, 4 and 6 above.
(11)	Represents shares of Registrant’s common stock reserved for future issuance under the Registrant’s 2012 Employee Stock Purchase Plan.
(12)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the Initial Public Offering Price, multiplied by 85%. Pursuant to the Registrant’s 2012 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the Registrant’s common stock.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s prospectus filed on February 26, 2013 under the Securities Act contained in the Registration Statement on Form S-1 (Registration No. 333-175393), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-35828) filed with the Commission on March 5, 2013 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect at the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of the Registrant’s initial public offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Two of Registrant’s directors (Benjamin Kortlang and Warren M. Weiss) are also indemnified by their employers with regard to their service on the Registrant’s Board of Directors.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation, as currently in effect.	S-1	333-175393	3.1	2/12/2013

4.2	Restated Certificate of Incorporation to be effective upon closing of the Registrant’s public offering.	S-1	333-175393	3.2	10/12/2011

4.3	Bylaws, as currently in effect.	S-1	333-175393	3.3	7/7/2011

4.4	Restated Bylaws to be effective upon closing of the Registrant’s public offering.	S-1	333-175393	3.4	10/12/2011

4.5	Form of Common Stock Certificate.	S-1	333-175393	4.1	11/30/2012

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2003 Stock Option Plan, as amended, and forms of stock option agreement, stock option exercise agreement, restricted stock agreement and restricted stock unit agreement.	S-1	333-175393	10.2	1/22/2013

99.2	2007 Stock Plan and form of stock option agreement.					X

99.3	2012 Equity Incentive Plan and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.	S-1	333-175393	10.3	6/14/12

99.4	2012 Employee Stock Purchase Plan and form of subscription agreement.	S-1	333-175393	10.4	6/14/12

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 13th day of March, 2013.

SILVER SPRING NETWORKS, INC.

By:	/s/ Scott A. Lang
Scott A. Lang
Chairman of the Board of Directors,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott A. Lang, John R. Joyce and Carrie Kalinowski, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Lang Scott A. Lang	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	March 13, 2013

/s/ John R. Joyce John R. Joyce	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	March 13, 2013

/s/ Carrie Kalinowski Carrie Kalinowski	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	March 13, 2013

/s/ Benjamin Kortlang Benjamin Kortlang	Director	March 13, 2013

/s/ Thomas R. Kuhn Thomas R. Kuhn	Director	March 13, 2013

/s/ Corbin A. McNeill, Jr. Corbin A. McNeill, Jr.	Director	March 13, 2013

/s/ Jonathan Schwartz Jonathan Schwartz	Director	March 13, 2013

/s/ Richard A. Simonson Richard A. Simonson	Director	March 13, 2013

/s/ Laura D. Tyson Laura D. Tyson	Director	March 13, 2013

/s/ Warren M. Weiss Warren M. Weiss	Director	March 13, 2013

/s/ Thomas H. Werner Thomas H. Werner	Director	March 13, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation, as currently in effect.	S-1	333-175393	3.1	2/12/2013

4.2	Restated Certificate of Incorporation to be effective upon closing of the Registrant’s public offering.	S-1	333-175393	3.2	10/12/2011

4.3	Bylaws, as currently in effect.	S-1	333-175393	3.3	7/7/2011

4.4	Restated Bylaws to be effective upon closing of the Registrant’s public offering.	S-1	333-175393	3.4	10/12/2011

4.5	Form of Common Stock Certificate.	S-1	333-175393	4.1	11/30/2012

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2003 Stock Option Plan, as amended, and forms of stock option agreement, stock option exercise agreement, restricted stock agreement and restricted stock unit agreement.	S-1	333-175393	10.2	1/22/2013

99.2	2007 Stock Plan and form of stock option agreement.					X

99.3	2012 Equity Incentive Plan and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.	S-1	333-175393	10.3	6/14/12

99.4	2012 Employee Stock Purchase Plan and form of subscription agreement.	S-1	333-175393	10.4	6/14/12